UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 2, 2026

Venture Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42486	93-3539083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 19th Street North, Suite 1500		22209
Arlington, VA		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (202) 759-6740
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	VG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 2, 2026, Venture Global LNG, Inc. (“VGLNG”), a wholly-owned subsidiary of Venture Global, Inc. (the “Company”), entered into a 364-day revolving credit agreement (the “Credit Agreement”) with the lenders party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent.

The Credit Agreement provides for a senior secured revolving credit facility (the “Facility”) under which VGLNG may borrow up to $3,000,000,000. The Credit Agreement and all borrowings thereunder will mature on September 1, 2027.

The proceeds from borrowings under the Facility are available to be used for general corporate purposes of VGLNG and its subsidiaries.

The Facility is secured by a first-priority perfected security interest in, subject to certain other exceptions, substantially all of the existing and future assets of VGLNG and any future guarantors, if any. As of the signing date, there are no guarantors. If certain of VGLNG’s subsidiaries incur or guarantee certain amounts of indebtedness in the future, then they will be required to guarantee the Facility.

The Credit Agreement contains certain restrictive and maintenance covenants that, among other things, limit or restrict the ability of, or require, as applicable, VGLNG, any future guarantors and certain of VGLNG’s subsidiaries, to (i) make restricted payments, (ii) incur additional indebtedness or issue preferred stock, (iii) guarantee the obligations of others, (iv) assume, incur, permit or suffer to exist liens on VGLNG’s or their respective assets, (v) create or permit to exist or become effective any consensual encumbrance on the ability of a restricted subsidiary to pay dividends, pay indebtedness owed to VGLNG, any future guarantors or any of VGLNG’s other restricted subsidiaries, make loans or advances to VGLNG, any future guarantors or VGLNG’s other restricted subsidiaries, or sell, lease or transfer any properties or assets to VGLNG, any future guarantors or any of VGLNG’s other restricted subsidiaries, (vi) consolidate, merge or sell substantially all of VGLNG’s or their respective assets or properties, (vii) make certain investments, loans or advances, and (viii) enter into certain transactions or agreements with or for the benefit of VGLNG’s or their respective affiliates. The Credit Agreement covenants are subject to a number of important limitations and exceptions. The Credit Agreement also contains customary events of default and remedies, including, but not limited to, (i) failure to pay principal or interest on any borrowings under the Facility when due and payable; (ii) failure to comply with certain covenants or agreements in the Credit Agreement if not cured or waived as provided in the Credit Agreement, as applicable, and (iii) certain events of bankruptcy, insolvency, or reorganization.

Borrowings under the Credit Agreement bear interest at either the secured overnight financing rate (“SOFR”) or base rate, plus an applicable margin, at VGLNG’s election. The applicable margin rate (i) for SOFR-based loans is 2.50% per annum and (ii) for base rate loans is 1.50% per annum, and are subject to reductions by up to 1.00% per annum based on achieving certain ratings requirements. Interest on term SOFR loans is due and payable at the end of each interest period (but at least every three months) and interest on base rate loans is due and payable at the end of each calendar quarter. VGLNG may prepay any amounts borrowed prior to the maturity date without any premium or penalty.

A copy of the Credit Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2026.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events.

On September 2, 2026, the Company issued a press release announcing that VGLNG had entered into the Credit Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Press release dated September 2, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Venture Global, Inc.
Dated: September 2, 2026

By: /s/ Jonathan Thayer
Jonathan Thayer
Chief Financial Officer